CONTACT:
Vanessa Saxton
AVP, Director of Marketing and Communications
2640 Monroeville Blvd., Monroeville, PA  15146
412.632.1358  |  vsaxton@standardbankpa.com

FOR IMMEDIATE RELEASE

Jennifer H. Lunden Appointed to the Standard AVB Financial Corp. Board of Directors

Monroeville, Pa. - Standard AVB Financial Corp. (Nasdaq: STND) is pleased to announce that, effective June 26, 2018, Jennifer H. Lunden was appointed to the boards of Standard AVB Financial Corp. (the "Company") and Standard Bank, PaSB (the "Bank") where she will serve as a director until the 2020 Annual Meeting of Stockholders.

Ms. Lunden is an attorney with Hergenroeder, Rega, Ewing & Kennedy, LLC, a residential and commercial real estate law firm based in Pittsburgh, Pennsylvania. Ms. Lunden's 18 years of legal experience in banking and lending matters will provide depth to the boards of both the Company and the Bank. Professionally, Ms. Lunden is a member of the Allegheny County Bar Association, the National Association of Development Companies, the Western Pennsylvania Association of Guaranteed SBA Lenders, and is a Pennsylvania Title Agent. In alignment with her expertise and experience, Ms. Lunden has also been appointed as a member of the Bank's Compliance, Security, and Technology Committee.

In addition to serving as a director and advisor for the Company and Bank boards, Ms. Lunden will also serve as a liaison with local businesses and community organizations in the Murrysville and downtown Pittsburgh communities. In Murrysville, Ms. Lunden is a board member of the Franklin Regional Hockey Club, a Franklin Area Midget Cheerleading coach, a solicitor of the Murrysville Economic and Community Development Corporation, and an active member of Mother of Sorrows Catholic Church.

Standard AVB Financial Corp., with assets of $979.5 million, is the parent company of Standard Bank, PaSB, a Pennsylvania chartered community bank which operates 17 offices serving individuals and small to mid-sized businesses in Allegheny, Westmoreland, and Bedford Counties, in Pennsylvania and Allegany County in Maryland. Standard Bank offers an array of personal and business banking and lending solutions that are coupled with outstanding, one-on-one customer service, innovation, and modern technology. Standard Bank is FDIC insured and an Equal Housing Lender.

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